Exhibit 5.1

DUANE MORRIS LLP

111 S. Calvert Street, Suite 2000

Baltimore, MD 21202

June 13, 2014

MLV & Co. LLC

1251 Avenue of the Americas

41st Floor

New York, NY 10020

Re: RAIT Financial Trust

Dear Ladies and Gentlemen:

We serve as special Maryland counsel to RAIT Financial Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters arising out of the offering (the “ATM Offering”), through MLV & Co. LLC (the “Agent”), of up to $150,000,000 aggregate amount of the Company’s 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Series A Preferred Shares”), 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Series B Preferred Shares”), and 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (together with the Series A Preferred Shares and the Series B Preferred Shares, the “Placement Shares”). The ATM Offering is being made pursuant to the At Market Issuance Sales Agreement, dated June 13, 2014 (the “Sales Agreement”), by and between the Company and the Agent. At the request of the Company, this opinion is being delivered to you pursuant to Section 7(m) of the Sales Agreement. In regard to rendering the opinions herein, you should note that we did not participate in any aspect of the drafting or negotiation of the Sales Agreement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(a) The Sales Agreement, certified as being true and correct as of the date hereof by the Secretary of the Company;

(b) The Registration Statement on Form S-3 relating to the Placement Shares (File Number 333-195547), as amended and supplemented to date (the “Registration Statement”), in the form in which it was filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”);

(c) The Prospectus dated April 28, 2014, which forms part of the Registration Statement, as amended and supplemented to date, in the form in which it was filed with the Commission under the 1933 Act (the “Prospectus”);

(d) The Prospectus Supplement filed in connection with the transactions contemplated by the Sales Agreement;

(e) The Company’s Annual Report on Form 10-K for the year ended December 31, 2013, in the form in which it was filed with the Commission under the 1933 Act;

(f) The Amended and Restated Declaration of Trust, as amended, corrected and supplemented, of the Company (the “Declaration”), certified as of May 22, 2014 by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”);

(g) The Amended and Restated Declaration of Trust, as amended, corrected and supplemented, of Taberna Realty Finance Trust (a subsidiary of the Company, “TRFT”), certified as of May 22, 2014 by SDAT (the “TRFT Declaration”);

(h) The Amended and Restated Articles of Incorporation, as amended, corrected and supplemented, of Independence Realty Trust, Inc. (a subsidiary of the Company, “IRT”), certified as of May 22, 2014 by SDAT (the “IRT Charter”);

(i) The Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;

(j) The Bylaws of TRFT, certified as of the date hereof by the Secretary of the TRFT;

(k) The Bylaws of IRT, certified as of the date hereof by the Secretary of the IRT;

(l) The Articles Supplementary to the Declaration filed with SDAT on June 13, 2014;

(m) Specimen forms of certificates to be used by the Company to represent the Placement Shares, certified as of the date hereof by the Secretary of the Company;

(n) All resolutions adopted by the Board of Trustees of the Company and the ATM Committee of the Board of Trustees relating to (1) the ATM Offering, (2) the authorization, execution and delivery of the Sales Agreement and the transactions contemplated thereby, and (3) the registration, sale and issuance of the Placement Shares, certified as of the date hereof by the Secretary of the Company;

(o) A certificate of SDAT as to the good standing of the Company, dated as of June 13, 2014;

(p) A certificate of SDAT as to the good standing of TRFT, dated as of June 13, 2014;

(q) A certificate of SDAT as to the good standing of IRT, dated as of June 13, 2014;

(r) A Certificate of Secretary executed by Raphael Licht, Secretary of the Company, dated as of the date hereof (the “Certificate”);

(s) A Certificate of Secretary executed by Raphael Licht, Secretary of TRFT, dated as of the date hereof (the “TRFT Certificate”); and

(t) A Certificate of Secretary executed by Anders Laren, Secretary of IRT, dated as of the date hereof (the “IRT Certificate”).

In such examination, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents, (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects, and (vi) the Placement Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of Equity Shares (as defined in the Declaration) contained in Article VII of the Declaration. As to all questions of fact material to these opinions, we have relied solely upon the Certificate, the TRFT Certificate and the IRT Certificate or comparable documents and upon the representations and warranties contained in the Sales Agreement and other documents delivered pursuant thereto, and have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

As used herein with respect to any opinion or statement, the phrase “to our knowledge,” “known to us” or “of which we are aware,” or any other phrase of similar meaning, limits the opinion or statement it qualifies to the current conscious awareness by lawyers in the Primary Lawyer Group of factual matters or other information such lawyers recognize as being relevant to the opinion or statement so qualified. “Primary Lawyer Group” means any lawyer in this firm who (i) signs this opinion on behalf of the firm or (ii) has performed legal services in connection with the issuance of this opinion. In connection with delivering this opinion, the lawyers in the Primary Lawyer Group, with your consent, have not made any inquiry of other lawyers practicing law with this firm or any review of files maintained by this firm.

We have also assumed that the Sales Agreement has been duly authorized, executed and delivered by each party thereto other than the Company and constitutes the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is as a real estate investment trust validly existing and in good standing under the laws of the State of Maryland.

2. The Company has the trust power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus and to enter into and perform its obligations under the Sales Agreement.

3. The Placement Shares, when issued and delivered by the Company pursuant to the Sales Agreement against payment of the consideration set forth therein, will be duly authorized, validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the substantive laws of the State of Maryland, which, in our experience, without having made any special investigation as to the applicability of any specific law, rules or regulation, are normally applicable to transactions of the type contemplated by the Sales Agreement (collectively, the “Applicable Laws”). No opinion is expressed as to the effect on the matters covered by this letter of the laws, rules or regulations of (i) the United States of America or (ii) the securities (or as they are known in the vernacular “blue sky”) laws of the State of Maryland, whether in any such case applicable directly or through the Applicable Laws. Our opinion in paragraph 9 above is limited to our consideration of only those approvals, authorizations, consents or orders of, or filings with, any government or regulatory commission, board, body, authority or agency of the State of Maryland which, in our experience, are normally applicable to transactions of the type contemplated by the Sales Agreement. The opinions expressed herein are subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed herein are rendered solely for the benefit of the Agent in connection with the transactions contemplated by the Sales Agreement. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent. Ledgewood, counsel to the Company, and Hunton & Williams LLP, counsel for the Agent, may rely on the opinions expressed herein in connection with their respective opinions in respect to the transactions contemplated by the Sales Agreement rendered to the Agent.

Sincerely yours,

/s/ Duane Morris LLP

5